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CERTIFICATE OF INCORPORATION

OF

ELITE PHARMACEUTICALS, INC.

--------------------------


The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file, and record this Certificate, and do certify that:

FIRST:  The name of the corporation is ELITE PHARMACEUTICALS, INC.

SECOND: Its Registered office in the State of Delaware is to be located at 9 East Lockerman Street, in the City of Dover, County of Kent, 19901.
  The Registered Agent in charge thereof is National Registered Agents, Inc.

THIRD: The purpose of the corporation is to engage in lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware,

FOURTH: The amount of the total authorized capital stock of the corporation is 20 million, all of which are of a par value of $.01 dollars each and classified as Common Stock.

FIFTH:  The name and mailing address of the incorporator are as follows:

        NAME              MAILING ADDRESS
Thresa Lennon          Intercounty Clearance Corporation
                       111 Washington Avenue
                       Albany, New York  12210

SIXTH:  The duration of the corporation shall be perpetual.

SEVENTH: When a compromise or arrangement is proposed between the corporation and its creditors or any class of them or between the corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the corporation or a creditor or shareholder thereof, or on application of a receiver appointed for the corporation pursuant to the provisions of Section 291 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, agree to a compromise or arrangement or a reorganization of the corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the corporation.

EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Delaware General Corporation Law, as the same may be supplemented and amended.

NINTH: The corporation shall, to the fullest extent permissible under the provisions of the Delaware General Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have the power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Dated on this 1st day of October, 1997.

/S/
Theresa Lennon, Incorporator